UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2017

NantHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9920 Jefferson Blvd

Culver City, California 90232

(Address of principal executive offices) (Zip Code)

(310) 883-1300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On August 3, 2017, NantHealth, Inc. (the “Company”) entered into an asset purchase agreement (the “APA”) with Allscripts Healthcare Solutions, Inc. (“Allscripts”), pursuant to which the Company agreed to sell to Allscripts substantially all of the assets of the Company’s provider/patient engagement solutions business, including the Company’s FusionFX solution and components of its NantOS software connectivity solutions (the “Business”). Allscripts will convey to the Company 15,000,000 shares of Company common stock (par value $0.0001 per share) currently owned by Allscripts as consideration for the acquired Business. The purchase price is subject to a working capital adjustment and the Company is responsible for fulfilling certain deferred revenue obligations of the Business post-closing.

The APA also contemplates that: (a) the Company and Allscripts will modify the amended and restated mutual license and reseller agreement dated June 26, 2015, as amended, such that, among other things, the Company will deliver a minimum dollar amount of total bookings over a ten year period; (b) each of the Company and Allscripts will license certain intellectual property to the other party pursuant to a cross license agreement; (c) the Company will provide certain transition services to Allscripts pursuant to a transition services agreement; and (d) the Company will license certain software and sell certain hardware to Allscripts pursuant to a software license and supply agreement.

The consummation of the transactions contemplated by the APA is subject to customary closing conditions, which may be waived by the applicable parties, including, subject to certain materiality exceptions, the accuracy of each party’s representations and warranties and each party’s compliance with its obligations and covenants under the APA. The transactions contemplated by the APA do not require the approval of either party’s shareholders. Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the APA, the transaction is expected to close in the third quarter of 2017.

The APA contains representations, warranties, and indemnification provisions of the parties customary for transactions of this type. Until the consummation of the transactions contemplated by the APA, the Company has agreed, subject to certain exceptions, to conduct the Business in the ordinary course.

The APA contains certain termination rights for Allscripts and the Company, in certain circumstances, including: (a) by mutual written agreement of the parties; (b) by either party if the transaction is not consummated on or before August 31, 2017 (which may be extended by either party by up to 45 days so long as the party seeking to extend such date is not in breach), provided that at such time the party seeking to terminate is not in material breach of its obligations under the APA; or (c) by either party for certain breaches of the APA that are not cured.

The foregoing description of the APA and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the APA.

This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NantHealth, Inc.

By:	/s/ Paul Holt
Paul Holt
Chief Financial Officer

Date: August 9, 2017